UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ENZO BIOCHEM, INC.
(Name of Registrant as Specified in Its Charter)

THE RADOFF FAMILY FOUNDATION BRADLEY L. RADOFF LORRIE A. CARR
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Bradley L. Radoff, together with the other participants named herein (collectively, the “Radoff Group”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his slate of highly-qualified director nominees at the 2021 annual meeting of shareholders (the “2021 Annual Meeting”) of Enzo Biochem, Inc., a New York corporation (the “Company”).

On October 19, 2021, the Radoff Group issued the following press release:

Bradley L. Radoff Issues Open Letter to Recently-Appointed Independent Directors of Enzo Biochem

Asserts the Company’s Chief Executive Officer Succession Plan Further Entrenches Dr. Elazar Rabbani, who Will Continue Serving as Chairman and Chief Scientific Officer, Despite Unprecedented Shareholder Opposition and Unrest

Calls on the Board to Take Swift Action to Reduce Dr. Rabbani’s Inappropriate and Outsized Influence Over the Company

Encourages the Board to Finally Provide Shareholders a Transparent Update on the Company’s Months-Long Strategic Review

Urges the Board to Pursue a Negotiated Resolution with Shareholders who have Nominated Director Candidates – Not Force Another Unnecessary Election Contest

HOUSTON, TX--(BUSINESS WIRE)—Bradley L. Radoff, who together with his affiliates holds approximately 7.2% of the outstanding common shares of Enzo Biochem, Inc. (NYSE: ENZ) ("Enzo" or the "Company"), today issued the following open letter to Dr. Mary Tagliaferri and Dr. Ian B. Walters, who joined the Company’s Board of Directors (the “Board”) in November 2020:

Dr. Tagliaferri and Dr. Walters,

As you likely know, I am one of Enzo’s largest shareholders and have recently nominated two highly-qualified, independent individuals for election to the Company’s Board at the 2021 Annual Meeting of Shareholders. I am also one of the many shareholders with significant concerns pertaining to Enzo’s imperial leadership, poor corporate governance and seven-month-long strategic review. These concerns have only grown on the heels of the Company announcing its Chief Executive Officer succession plan, which appears to have been structured to prolong the 45-year reign of Dr. Elazar Rabbani, who is slated to continue serving as Chairman and step into the new role of Chief Scientific Officer. It seems the Board is either completely beholden to Dr. Rabbani or utterly oblivious to the unprecedented shareholder opposition to his continued service as a director or officer.

Although I wanted to avoid public discord and maintain a productive private dialogue with Enzo’s leadership, the Board has been uninterested in any substantive engagement with me to date. It is now clear to me that this is due to Dr. Rabbani still holding an inappropriate and outsized level of corporate power. The prospect of Dr. Rabbani perpetually running roughshod over his fellow directors and a new Chief Executive Officer is particularly disturbing when considering his record of undermining shareholder democracy and presiding over sustained value destruction – not to mention the fact that he somehow remains Chairman despite shareholders voting him off of the Board at the 2020 Annual Meeting of Shareholders.

While I recognize you are not responsible for Enzo’s many years of dysfunction and stagnation under Dr. Rabbani, please recognize that shareholders are now counting on you to champion their best interests. We need you to be change agents in the boardroom, not rubberstamped votes for Dr. Rabbani. I urge you to consider the following in the days and weeks ahead:

1.	The Board needs to take swift action to prevent Dr. Rabbani from perpetually controlling the Company, as if it is his own private fiefdom. The announced succession plan, which does not account for the new Chief Executive Officer joining the Board and does not set a retirement date for Dr. Rabbani, represents the type of governance failure that truly independent directors should want to quickly rectify. In my view, the fact that Enzo’s shares declined more than 12% following yesterday’s announcement verifies shareholders are adamantly opposed to any extended tenure for Dr. Rabbani. Dr. Rabbani has had 45 years to deliver value for Enzo's stakeholders, with no success – it is time for fresh perspectives and aligned interests to enter the boardroom and lead from the top. I call on the Board to appoint a new and independent Chairman and provide shareholders an assurance that Dr. Rabbani will leave the Company in the near-term.

2.	The Board needs to transparently update shareholders on its months-long strategic review. I cannot recall a more poorly-communicated and opaque strategic review in all my years of investing in the public markets. In light of the fact that the Board retained Cain Brothers in March, it is unacceptable that there was no meaningful update on the review during last week’s earnings presentation. Additionally, there was zero mention of the review process in yesterday's CEO succession plan announcement. This apparent lack of urgency and sparse communication leads me – and presumably many other shareholders – to fear that the Board is either unable or unwilling to legitimately pursue value-enhancing alternatives. Yesterday’s announcement has only compounded my fears.

3.	The Board should pursue a negotiated resolution with shareholders who have nominated director candidates, rather than force another costly contested election. Enzo’s shareholder base includes a growing chorus of aggrieved investors, including an astounding four 13D filers. I have also received unsolicited feedback from a number of sizable shareholders who believe boardroom change is urgently needed. Unless the Board is completely tone deaf, it should be able to conclude that a consensually-negotiated director refresh is the best path forward. The only winners in a prospective proxy fight this year will be Enzo’s army of advisors, who have presumably received millions of dollars in fees in recent years as the Company dramatically underperformed the market, relevant indices and peers. Please note that I stand ready and willing to negotiate a good faith settlement that benefits all shareholders and stakeholders. My nominees, whose biographies are included as an appendix to this letter, can bring very additive perspectives to Enzo and help reset the balance of power in the boardroom.

Hopefully it is clear that I want to avert an election contest. However, if my hand is forced by the Board, rest assured that I will devote the capital, energy and resources needed to run an effective campaign for change. I will not be deterred by the type of anti-shareholder maneuvers and litigation strategies that Dr. Rabbani has historically utilized to insulate himself.

Both of you are credentialed and respected leaders in the biotechnology and healthcare industries. You have experience working at effectively-governed public companies that pursue value for all constituencies, ranging from patients and providers to employees and shareholders. You know what success looks like. Enzo’s shareholders, including myself, want to believe that you also know that your fiduciary duties are owed to us, not Dr. Rabbani.

Thank you for considering the important points laid out in this communication. I am prepared to constructively engage with you and any other member of the Board willing to embrace shareholder feedback. I look forward to working together to finally usher in a new day at Enzo.

Sincerely,

Bradley L. Radoff

THE RADOFF NOMINEES

•	Bradley L. Radoff is a successful investor and proven public company director with significant experience in the areas of corporate governance, capital allocation, operational turnarounds and strategic reviews. Mr. Radoff has held roles at some of the world’s top asset management firms and financial institutions, including Citadel and Third Point, where he held a senior-level position. He currently serves on the Board of VAALCO Energy, Inc. (NYSE: EGY), a Texas-based independent energy company and Harte Hanks, Inc. (OTCQX: HRTH), a leading global customer experience company. Mr. Radoff previously served as a director of Support.com, Inc. (NASDAQ: SPRT), a leading provider of cloud-based software and services, from June 2016 until its merger in September 2021, and Pogo Producing Company (formerly NYSE: PPP), a major oil and natural gas company, from March 2007 to November 2007 prior to its sale to Plains Exploration for $3.6 billion. Mr. Radoff graduated summa cum laude with a B.A. in Economics from The Wharton School at the University of Pennsylvania. If appointed or elected to the Board, Mr. Radoff would bring a sorely-needed shareholder perspective and a vision for enhancing the Company’s lagging corporate governance.

•	Lorrie A. Carr is a high-integrity leader in the biopharmaceutical and specialty pharmacy sectors, with valuable experience serving as a chief executive and director of several organizations. Ms. Carr most recently served as the Chief Executive Officer and a director of Avita, a national pharmacy services organization, from June 2019 to May 2021. Prior to that, Ms. Carr served as the Chief Executive Officer and a director of ExceleraRx Corp., a healthcare company that empowers integrated delivery networks, health systems and academic medical centers to provide personalized, integrated care for patients, from July 2018 to July 2019. Earlier in her career, Ms. Carr served as the Divisional Vice President of Enterprise Specialty Sales and Product Management at Walgreens Specialty Pharmacy, a division of Walgreen Co. and now part of Walgreens Boots Alliance, Inc. (NASDAQ: WBA). Ms. Carr earned her M.B.A. from the University of Massachusetts, Isenberg School of Management and B.A. in Business Administration from Columbia College. If appointed or elected to the Board, Ms. Carr would bring valuable experience in the areas of corporate governance, regulatory affairs and strategic planning.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Bradley L. Radoff, together with the other participants named herein (collectively, the “Radoff Group”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2021 annual meeting of shareholders of Enzo Biochem, Inc., a New York corporation (the “Company”).

THE RADOFF GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be The Radoff Family Foundation, a Texas non-profit corporation (“Radoff Foundation”), Bradley L. Radoff and Lorrie A. Carr.

As of the date hereof, Radoff Foundations directly beneficially owns 400,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”). As of the date hereof, Mr. Radoff directly beneficially owns 3,075,100 shares of Common Stock. Mr. Radoff, as a director of Radoff Foundation, may be deemed to beneficially own the 400,000 shares of Common Stock owned by Radoff Foundation, which, together with the 3,075,100 shares of Common Stock he directly owns, constitutes an aggregate of 3,475,100 shares of Common Stock beneficially owned by Mr. Radoff. As of the date hereof, Ms. Carr does not beneficially own any shares of Common Stock.

Contacts

For Shareholders:

Saratoga Proxy Consulting

John Ferguson, 212-257-1311

jferguson@saratogaproxy.com

For Media:

MKA

Charlotte Kiaie / Bela Kirpalani, 646-386-0091

ckiaie@mkacomms.com / bkirpalani@mkacomms.com

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